EXHIBIT 32.1
WRITTEN STATEMENT
PURSUANT TO
18 U.S.C. SECTION 1350
     Each of the undersigned, HENRI COURPRON, the CHIEF EXECUTIVE OFFICER, and ELIAS HABAYEB , the SENIOR VICE PRESIDENT AND CHIEF FINANCIAL OFFICER of INTERNATIONAL LEASE FINANCE CORPORATION (the “Company”), pursuant to 18 U.S.C. §1350, hereby certifies that:
(i)	the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2011 (the “Report”) fully complies with the requirements of section 13(a) and 15(d) of the Securities Exchange Act of 1934; and

(ii)	the information contained in the Report fairly presents, in all material respects, the financial condition and results of operations of the Company.

Dated: August 10, 2011	/s/ Henri Courpron
HENRI COURPRON

Dated: August 10, 2011	/s/ Elias Habayeb
ELIAS HABAYEB